UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):

December 17, 2013

Bank of Commerce Holdings

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-25135	94-2823865
(Commission File Number)	IRS Employer Identification No.

1901 Churn Creek Road

Redding, California 96002

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (530) 722-3939

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 19, 2013, Bank of Commerce Holdings (the “Company”) announced that effective January 17, 2014, Robert H. Muttera will replace Robert N. Rowe as Chief Credit Officer of the Company and its bank subsidiary, Redding Bank of Commerce (the “Bank”). Mr. Rowe has determined to leave the Bank to pursue other career opportunities.

Also on December 19, 2013, the Company announced that in addition to his current role as Chief Financial Officer, Samuel D. Jimenez was appointed as Chief Operating Officer of the Company and the Bank and that Robert J. O’Neil was appointed as Senior Vice President and Regional President of the Bank.

A copy of the press release issued by the Company is attached as Exhibit 99.1 to this report and is incorporated in its entirety by reference.

As part of the change in positions the Company and the Bank entered into an Employment Agreement with Mr. Muttera and amended and restated the current Employment Agreements for Mr. Jimenez and Mr. O’Neil. The material terms, including salaries to be paid to each of Messrs. Muttera, Jimenez and O’Neil are discussed below:

Robert H. Muttera. Mr. Muttera’s Employment Agreement entered into effective December 17, 2013 provides that Mr. Muttera will assume the role of Chief Credit Officer for an annual salary of $225,000 beginning on January 17, 2014 with subsequent increases subject to the board of directors. The term of the agreement is for three years and automatically extends for a one-year period. Mr. Muttera’s agreement provides that if his employment is terminated for reasons specified in his agreement, then he will receive any accrued salary calculated as of the date of his termination, plus vacation accrued but not taken as of date of the termination, or if terminated other than for those reasons, Mr. Muttera will receive his total compensation for 12 months. The employment agreement also provides that in the event of a change in control and a diminishment of Mr. Muttera’s duties, he is entitled to receive two times his current total compensation package. In the event of termination other than a change in control, Mr. Muttera is prohibited from soliciting the Bank’s clients for a period of one year. The agreement further provides that payments to be received by Mr. Muttera will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code. The Bank and Mr. Muttera also entered into a Salary Continuation Agreement providing for a payout to Mr. Muttera of $100,000 for a ten year period.

Samuel D. Jimenez. Mr. Jimenez’s Amended and Restated Employment Agreement entered into effective December 17, 2013 provides for Mr. Jimenez to assume the role of Chief Operating Officer and Chief Financial Officer for annual salary of $250,000 effective immediately, with subsequent increases subject to annual review. Mr. Jimenez’s Salary Continuation Agreement was amended to provide for an annual payout of $125,000 per year for a ten year period.

Robert O’Neil. Mr. O’Neil’s Amended and Restated Employment Agreement entered into effective December 17, 2013 provides for Mr. O’Neil to assume the role of Regional President for annual salary of $190,000 effective immediately, with subsequent increases subject to annual review. Mr. O’Neil’s Salary Continuation Agreement was amended to provide for an annual payout of $100,000 per year for a ten year period.

The foregoing description of the Employment Agreement and Amended and Restated Employment Agreements does not purport to summarize all of the provisions of the documents and is qualified in its entirety by reference to the Employment Agreement and Salary Continuation Agreement for Mr. Muttera and the Amended and Restated Employment Agreements and amended Salary Continuation Agreements for Mr. Jimenez and Mr. O’Neil, which will be filed as exhibits to the Company’s 2013 Annual Report on Form 10-K.

Item 9.01 - Financial Statements and Exhibits

(a) Financial statements - not applicable.

(b) Pro forma financial information - not applicable.

(c) Shell company transactions - not applicable.

(d) Exhibits:

99.1	Press Release issued by the Company dated December 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 17, 2013

/s/ Samuel D. Jimenez By: Samuel D. Jimenez Executive Vice President - Chief Operating Officer and Chief Financial Officer

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